Exhibit 99.1

For Immediate Release:

Auto Underwriters of America
Executes $700,000 Floor Plan Agreement

Houston, Texas, January 23, 2007 - Auto Underwriters of America, Inc. (OTC BB: ADWT), a non-prime vehicle lender and specialty auto retailer, has entered into a new lending agreement that will provide short-term financing of vehicle inventory for the Company’s four retail car sales centers in Houston, Texas. The $700,000 floor plan financing will enable the Company to increase the number of late model, pre-owned cars, trucks and suv’s that it purchases from area auctions, vehicle wholesalers and new car franchise stores. The Company expects that the new arrangement will enable it to increase its sales inventory by approximately 100 vehicles per month, bringing the number of vehicles that it will maintain for sale at its Houston stores to more than 200.

Auto Underwriters’ President, Dean Antonis, commented that the new financing agreement is timed to coincide with the Company’s busiest car-selling season. “January through April is usually the industry’s busiest time of the year because of the large number of people who use income tax refunds to make auto purchases. Auto Underwriters makes the process easy and seamless by actually preparing the buyer’s tax return and applying the refund as the down payment. The shared benefits of this service are obvious; the buyer does not have to wait for the refund to purchase a car, and the Company instantly recognizes a sale. While our tax service makes a purchase easier, our new floor plan arrangement will enable us to provide the buyer with a wider selection of vehicles from which to choose.”

About Auto Underwriters of America, Inc.
Headquartered in San Jose, California, Auto Underwriters of America, Inc. is a growing Company, engaged in non-prime auto financing, specialty automotive retailing and direct lending. The Company acquires directly or through intermediaries installment contracts originated by automobile dealers in connection with their sale of new and used vehicles to borrowers with limited credit histories or past credit problems. Auto Underwriters also provides financing programs to automobile dealers through its Web site, autounderwriters.com, which allows dealers to input various fields of information into an online financing application and obtain an automatic credit decision. In addition, the Company operates specialty automotive dealerships and provides direct lending services for the buy here, pay here market.

Disclosure Statement
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company. Some statements in this release, including statements regarding management's expectations for future financial results and access to capital markets, are forward-looking statements. Investors are cautioned that these forward-looking statements regarding Auto Underwriters of America, Inc., its operations and its financial results involve risks and uncertainties, including risks of accessing capital markets on terms acceptable to Auto Underwriters, downturns in economic conditions generally and specifically in the lending and in the retail auto markets; risks regarding market acceptance of and demand for Auto Underwriters’ products and services; risks of failing to attract and retain key managerial and technical personnel; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; and risk associated with litigation.

Contacts
Todd Atenhan Investor Relations 888-917-5105	Bill Kellagher Auto Underwriters of America, Inc. (972) 267-5100